UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 26, 2013
(Date of earliest event reported)
APOGEE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-6365	41-0919654
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4400 West 78th Street, Suite 520, Minneapolis, Minnesota		55435
(Address of principal executive offices)		(Zip Code)

(952) 835-1874
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 26, 2013, the Board of Directors (the “Board”) of Apogee Enterprises, Inc. (the “Company”) took the following actions, effective on that date: (a) increased the size of the Board by one member; (b) to fill the vacancy created by the increase in the size of the Board, elected Donald A. Nolan, 52, to serve as a Class I Director for a term expiring at the Company's Annual Meeting of Shareholders in 2014; (c) disbanded the Strategy and Enterprise Risk Committee of the Board; and (d) adjusted Board compensation by increasing the annual retainer for the non-executive chair of the Board by $10,000, to $110,000 and the annual retainer for Board members by $10,000, to $50,000.
Since 2008, Mr. Nolan has been employed by Avery Dennison Corporation, a global leader in labeling and packaging materials and solutions. He currently serves as president of the Avery Dennison Corporation Materials Group. Prior to joining Avery Dennison Corporation, Mr. Nolan served as senior vice president of global packaging and automotive coatings for Valspar Corporation, and he previously worked at Loctite Corporation, Ashland Chemical Company and General Electric Company. Mr. Nolan will serve on the Audit Committee of the Board.
There is no arrangement or understanding between Mr. Nolan and any other person pursuant to which Mr. Nolan was elected as a director. For his service as a non-employee member of the Board, Mr. Nolan will participate in the non-employee director compensation arrangements in effect during his period of service. Except as otherwise set forth in this Current Report on Form 8-K, the arrangements currently in effect are described under the heading “Non-Employee Director Compensation” in the Company’s proxy statement delivered in connection with its 2013 Annual Meeting of Shareholders (the “Annual Meeting”), as filed with the Securities and Exchange Commission on May 16, 2013. There are no related person transactions involving Mr. Nolan that are reportable under Item 404(a) of Regulation S-K. Mr. Nolan does not have any familial relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.
A copy of the press release announcing Mr. Nolan’s election is attached hereto as Exhibit 99.1.
Item 5.07 Submission of Matters to a Vote of Security Holders.
On June 26, 2013, at the Annual Meeting, the shareholders voted on the following:
(1) A proposal to elect three Class III directors for three-year terms ending in the year 2016. Each of the director nominees was elected and received the following votes:

Class III Directors	For	Withhold	Broker Non-Votes
Jerome L. Davis	23,840,051	1,319,350	1,603,621
Sara L. Hays	24,607,240	552,161	1,603,621
Richard V. Reynolds	24,660,233	499,168	1,603,621
(2) An advisory (non-binding) vote to approve the Company’s executive compensation. The proposal was approved and received the following votes:

For	Against	Abstain	Broker Non-Votes
23,889,877	928,861	340,663	1,603,621
(3) A proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 1, 2014. The proposal was approved and received the following votes:

For	Against	Abstain	Broker Non-Votes
26,612,856	133,570	16,596	0

Item 8.01 Other Events.

As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2013, filed with the Securities and Exchange Commission on May 16, 2013, the Company is comprised of four reporting segments. The Company transitioned to four segments in fiscal 2013, which reflects the separation of the Architectural Products and Services segment into the Architectural Glass, Architectural Framing Systems and Architectural Services segments, all of which serve the non-residential construction market. The Large-Scale Optical segment remained unchanged.

To assist investors and analysts to understand better the historical financial and operating results of the Company’s current reporting segments, the Company is voluntarily providing selected historical quarterly financial information presented on a basis consistent with the Company's new segment reporting structure. On June 27, 2013, the Company posted historical quarterly revenue, historical quarterly operating income and historical operating margin information for fiscal 2012 and 2013 for the Company’s four reporting segments on the Company’s website (www.apog.com). The selected historical quarterly financial information relates solely to the presentation of segment-specific information as described above, has been recast to conform to the four reporting segments, and does not represent a restatement of previously issued financial statements and does not change the Company’s previously reported consolidated financial information. The selected historical quarterly financial information should be read in conjunction with the Company’s previous annual and quarterly reports filed for such periods with the Securities and Exchange Commission.

The referenced selected historical quarterly financial information that has been posted on the Company’s website is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.
99.1    Press Release issued by Apogee Enterprises, Inc. dated June 26, 2013.
99.2    Selected historical quarterly segment financial information for fiscal 2012 and 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE ENTERPRISES, INC.
By:	/s/ James S. Porter
James S. Porter Chief Financial Officer

Date: June 27, 2013

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Apogee Enterprises, Inc. dated June 26, 2013.
99.2	Selected historical quarterly segment financial information for fiscal 2012 and 2013.